Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Edible Garden AG Incorporated. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 2, 2023

Zella Tribe Limited Partnership

By:	Howells Family Holdings, LLC
General Partner

By:	/s/ Mark S. Howells
	Name:	Mark S. Howells
	Title:	Managing Member

Howells Family Holdings, LLC

By:	/s/ Mark S. Howells
	Name:	Mark S. Howells
	Title:	Managing Member

/s/ Mark S. Howells
Mark S. Howells